UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 19, 2016
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

390 E Parkcenter Blvd, Ste 250, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 19, 2016, the wholly owned subsidiary of U.S. Geothermal Inc. (the “Company”), Idaho USG Holdings, LLC (“Idaho USG Holdings”), entered into a note purchase agreement (the “Note Agreement”) with The Prudential Insurance Company of America and Prudential Annuities Life Assurance Corporation (each, a “Purchaser” and together, the “Purchasers”), pursuant to which Idaho USG Holdings issued and sold to the Purchasers $20,000,000 aggregate principal amount of Idaho USG Holdings’ senior secured notes (the “Notes”), and pursuant to which Idaho USG Holdings may, within the next two years, issue additional debt up to an aggregate of $50,000,000 on the same terms as the Notes.

The Notes are due on March 31, 2023 (the “Maturity Date”) and bear interest at a fixed rate of 5.80% per annum. Idaho USG Holdings is required to prepay the principal amounts set forth in the amortization schedule attached to the Note Agreement on the last day of each first and third fiscal quarter, commencing with September 30, 2016 through the Maturity Date. As described further below, the Notes are collateralized with Idaho USG Holdings’ ownership interest in the Neal Hot Springs and Raft River projects (each, a “Project” and together, the “Projects”). In the event of certain losses relating to either Project, Idaho USG Holdings will be required to prepay additional, and in certain cases all, of the outstanding principal amounts of the Notes, together with any accrued and unpaid interest thereon. Principal amounts of the Notes may be prepaid in whole or in part, with a minimum prepayment of $2,000,000, at any time, subject to “make-whole” provisions set forth in the Note Agreement.

All amounts owing pursuant to the terms of the Notes, the Note Agreement or any related financing document are secured by Idaho USG Holdings’ right, title and interest in and to its real and personal property, including, without limitation, the Projects and, by virtue of a pledge by the Company’s wholly owned subsidiary, U.S. Geothermal Inc., an Idaho corporation (“USG Idaho”) and sole member of Idaho USG Holdings, the equity interests in Idaho USG Holdings. The Company and USG Idaho have indemnified Idaho USG Holdings, the collateral agent for the secured parties (the “Collateral Agent”) and the Note holders from any loss or liability of Idaho USG Holdings resulting from all or any portion of the investment tax credit cash grant being required to be repaid to the U.S. Treasury Department or any other governmental authority.

In addition, pursuant to the terms of the Note Agreement, Idaho USG Holdings has indemnified each Purchaser, any other holder of the Notes, the Collateral Agent and the depositary for the secured parties against any judgment, liability, claim, order, decree, cost, fee, expense, loss, action or obligation resulting from the consummation of the transactions contemplated in the Note Agreement, and which in any way relate to or arise out of either Project, the Note Agreement, any related transaction document, the enforcement of terms thereof or certain environmental claims.

Idaho USG Holdings paid a fee to the Purchasers in an amount equal to 1.00% of the principal amount of the Notes being purchased. In addition, Idaho USG Holdings agreed to pay all costs and expenses incurred by the Purchasers and each other holder of the Notes in connection with the transactions contemplated by the Note Agreement, including reasonable attorneys’ fees and an annual servicing fee to the Note holders in an aggregate amount equal to $50,000.

The Note Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default. Upon an event of default, some or all of the Notes then outstanding will become immediately due and payable and subject to a default rate of interest per annum equal to the greater of 7.80% per annum and 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York as its “base” or “prime” rate.

Proceeds from the sale of the Notes will be used to fund capital expenditures, pay off an existing 7.00% interest loan of approximately $1,000,000, increase output at existing facilities, advance the development of existing projects, pursue strategic acquisitions, and for general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
No.

99.1	Press Release dated May 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2016	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit	Description
No.

99.1	Press Release dated May 19, 2016.